EX-28.e.1
AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement is made as of [September    ], 2025, between DFA Investment Dimensions Group Inc. (the “Fund”), a Maryland corporation, and DFA Securities LLC (“DFA Securities”), a Delaware limited liability company, as the successor to DFA Securities Inc. Capitalized terms used herein and not defined have the meaning given to them in the prospectus and statement and additional information of the Fund.
WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and currently offers shares of common stock (“Shares”) in distinct series (the “Series”), which correspond to distinct portfolios; and
WHEREAS, the Series of the Fund offer one or more classes of Shares that are not exchange-traded (each, a “Mutual Fund Share” and collectively, the “Mutual Fund Shares”) that are continuously offered to shareholders at their net asset value (“NAV”); and
WHEREAS, certain Series offer an additional class of exchange-traded Shares that operates as an exchange-traded fund for which the Fund intends to create and redeem Shares on a continuous basis at their NAV only in aggregations constituting a Creation Unit, as such term is defined in the Fund’s registration statement (each, an “ETF Share” and collectively, the “ETF Shares”); and
WHEREAS, the Shares of each Series are registered under the Securities Act of 1933, as amended (the “1933 Act”), and the ETF Shares will be listed on one or more national securities exchanges (together, the “Exchanges”); and
WHEREAS, DFA Securities is a member of the Financial Industry Regulatory Authority Inc. (“FINRA”) and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”); and
WHEREAS, the Fund desires to retain DFA Securities to serve as principal underwriter for the Series, and of such other series as may hereafter be designated by the Board of Directors, in connection with: (1) the offering and sale of the Mutual Fund Shares; and (2) the issuance and distribution of Creation Units of the ETF Shares, and to further hold itself available to coordinate the receipt and processing of orders for such Creation Units in the manner set forth in the Fund’s statutory or summary prospectuses (individually or collectively, the “Prospectus”) and statements of additional information (individually or collectively, the “SAI”); and
WHEREAS, DFA Securities is willing to act as principal underwriter of the Shares of each such Series and class of Shares, if any, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

(1) Appointment of Underwriter. The Fund hereby appoints DFA Securities, and DFA Securities accepts the Fund’s appointment, as its exclusive agent to be the principal underwriter of the Series’ Mutual Fund Shares and Creation Units of the ETF Shares in accordance with the terms and conditions set forth in this Agreement and in accordance with the Prospectus and SAI for each Series.
The rights granted to DFA Securities shall be non-exclusive in that the Fund reserves the right to sell Mutual Fund Shares to investors on applications received and accepted by the Fund. Further, the Fund reserves the right to issue Mutual Fund Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Fund through purchase or otherwise, with any other investment company, trust or personal holding company; (b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.  In addition, the Fund reserves the right to make direct sales of ETF Shares or Creation Units consistent with the terms of the then current Prospectus and SAI and applicable law, and to engage in other legally authorized transactions in ETF Shares or Creation Units which do not involve sales to the general public, which include, among others: (i) transactions between the Fund or any Series and its shareholders only; (ii) transactions involving the reorganization of the Fund or any Series; (iii) transactions involving the merger or combination of the Fund or any Series with another corporation, trust, fund of a trust, or similar entity; (iv) transactions with other registered or unregistered investment companies in accordance with any rule, regulation, or guidance of the SEC or its staff; or (v) any offer of exchange in accordance with Section 11 of the 1940 Act as permitted by any rule, regulation, exemptive relief, order or guidance of the SEC or its staff.
(2) Duties of Underwriter:
a) DFA Securities shall sell and arrange for the sale of Mutual Fund Shares of the Series on the terms and for the period set forth in this Agreement. DFA Securities agrees to act hereunder, and pursuant to the Fund’s Registration Statement filed with the SEC on Form N-1A (SEC File No. 811-3258, 2-73948), as amended from time to time, during the term of this Agreement.
b) DFA Securities may undertake appropriate distribution activities that DFA Securities deems reasonable, which are primarily intended to result in the sale of Mutual Fund Shares. Subject to the supervisory authority of the Directors of the Fund, and on such terms as are authorized by the Fund, DFA Securities may enter into servicing and/or selling agreements with qualified dealers, financial intermediaries or other appropriate third-parties with respect to the offering of Mutual Fund Shares to the public.
c) DFA Securities shall supervise the Fund’s customer identification program (“CIP”) with respect to shareholders of Mutual Fund Shares (i.e., customers) of the Fund’s Series, including supervising any service provider of the Fund who has been delegated responsibility to implement any portion of CIP. DFA Securities also will assist in maintaining the books and records relating to the Fund’s and its service provider’s performance of CIP.
d) DFA Securities shall distribute, sell, and arrange for the sale of Creation

Units of the ETF Shares only to Authorized Participants (as that term is defined in the Prospectus) that have entered into agreements (each an “Authorized Participant Agreement”) for book-entry of The Depository Trust Company and the National Securities Clearing Corporation (“NSCC”) as described in the Prospectus and SAI to direct such orders to the Fund’s transfer agent (the “Transfer Agent”), all in accordance with the Prospectus and SAI. The Fund acknowledges that DFA Securities shall not be obligated to accept any certain number of orders for Creation Units and nothing herein shall prevent DFA Securities from entering into like distribution arrangements with other investment companies. Nothing herein shall affect or limit the right and ability of the Fund to accept Deposit Securities and related Cash Components, and as provided in and in accordance with the Prospectus and SAI.
e) In carrying out its responsibilities under this Agreement, DFA Securities, at its own expense, shall execute Authorized Participant Agreements with registered broker-dealers and other eligible entities to act as Authorized Participants, and provide for the purchase of Creation Units of the ETF Shares of the Series by such Authorized Participants. The Authorized Participant Agreement shall include the following terms or terms materially similar to the following: Authorized Participant agrees to (i) maintain such registrations, licenses, qualifications, and memberships in good standing and in full force and effect throughout the term of this Agreement; (ii) comply with FINRA rules and regulations, and the securities laws of any jurisdiction in which it sells ETF Shares, directly or indirectly, to the extent such laws, rules and regulations relate to the Authorized Participant’s transactions in, and activities with respect to, the ETF Shares; and (iii) not offer or sell ETF Shares of any Series in any state or jurisdiction where such ETF Shares may not lawfully be offered and/or sold. DFA Securities shall not be liable for an Authorized Participant’s failure to comply with the terms of the Authorized Participant Agreement or any applicable rules or regulations. DFA Securities shall use commercially reasonable efforts to fulfill all direct requests from Authorized Participants for the Prospectus, SAI, and periodic Series reports, as applicable. In addition, DFA Securities shall use commercially reasonable efforts to provide each Exchange with copies of the Prospectus to be provided to purchasers in the secondary market. The Fund shall furnish to DFA Securities copies of all Prospectus, SAI, shareholder reports and other publicly available information which DFA Securities may reasonably request for use in connection with the distribution of Creation Units. The cost of providing such materials and fulfillment with respect to these materials shall not be borne by DFA Securities. DFA Securities shall use commercially reasonable efforts to make it generally known in the brokerage community that the Prospectus and SAI are available, including (i) advising each Exchange on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by DFA Securities with FINRA, and (iii) as may otherwise be required by the SEC.
f) DFA Securities shall direct the Transfer Agent to accept orders for the purchase of Creation Units of the ETF Shares by Authorized Participants only to the extent purchase orders are actually received from Authorized Participants, and not in excess of such orders, and shall not avail itself of any opportunity for making a profit by expediting or withholding orders. The Fund may reject purchase orders where, in the judgment of the Fund, such rejection is in the best interest of the Fund or a Series. DFA Securities shall direct the Transfer Agent to generate and transmit confirmations of Creation Unit purchase order acceptances to the Authorized Participants. DFA Securities shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.
g) In carrying out its responsibilities under this Agreement, DFA Securities shall seek to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable provisions of the FINRA Rules.
h) DFA Securities shall utilize commercially reasonable efforts to encourage and promote the sale of the Mutual Fund Shares, or Creation Units to Authorized Participants, but is not obligated to sell any specific number of Mutual Fund Shares or Creation Units.  To this end, at its own expense, DFA Securities may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the Mutual Fund Shares or Creation Units. Any such material which refers to the Fund or its Series shall comply in all material respects with DFA Securities’ policies and procedures with respect to such communications and, with respect to the Mutual Fund Shares, shall be approved in writing by an executive officer of the Fund prior to dissemination. DFA Securities shall comply in all material respects with applicable laws and regulations with respect to any of its communications with the public regarding the Fund or Series. DFA Securities shall furnish to the Fund any comments provided by regulators with respect to such materials.
(3) Terms and Conditions of Sales.
a)  Sales of the Mutual Fund Shares shall be effected in the manner provided for in the then current prospectuses of the Fund and in the account registration forms provided by the Fund to DFA Securities. Mutual Fund Shares will be sold in the manner set forth in: (i) the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the rules of FINRA; and (iii) any orders issued by the SEC that the Fund relies on. DFA Securities shall offer Mutual Fund Shares for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made.
b)  All Creation Units of ETF Shares will be sold in the manner set forth in the prospectuses, SAIs and (i) the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations made or adopted thereunder; (ii) the rules of FINRA; (iii) any orders issued by the SEC that the Fund relies on; and (iv) the rules of, and orders issued by the SEC to, the Exchanges. DFA Securities shall offer Creation Units for sale only in those jurisdictions where: (i) they have been properly registered; (ii) they are exempt from registration; or (iii) for which appropriate notice filings have been made. DFA Securities shall offer Creation Units for sale only to Authorized Participants.
(4) Independent Contractor.  DFA Securities shall undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Fund or the Series by its actions, conduct or contracts, except that DFA Securities is authorized to promote and process the sale of Mutual Fund Shares and the sale of Creation Units to Authorized Participants.
(5) Orders and Payment for Creation Units. Orders for Creation Units shall be directed to the Transfer Agent for acceptance on behalf of the appropriate Series. At or prior to the time of delivery of any Creation Unit, DFA Securities shall direct the Authorized Participant to pay to the Fund’s custodian an amount in cash or other consideration as described from time to time in the Prospectus equal to the aggregate NAV of such Creation Units. Sales of Creation Units shall be deemed to be made when and where accepted by the Transfer Agent.
(6) Allocation of Expenses. The Fund shall be responsible for, and shall bear the costs of, registration of the Shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and state law and of its membership in FINRA and the cost of prospectuses provided to persons who are not stockholders of the Fund.
(7) Indemnification.
a) The Fund agrees to indemnify, defend and hold harmless DFA Securities and each of its affiliates, directors and officers and each person, if any, who controls DFA Securities within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith, but excluding any consequential or special damages), (i) arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Fund (as from time to time amended), or omitted to state a material fact therein required to be stated or necessary in order to make any statement therein made not misleading, or (ii) arising out of any willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. However, the Fund does not agree to indemnify DFA Securities or hold it harmless to the extent that the statements or omission was made in reliance upon and in conformity with, information furnished to the Fund by or on behalf of DFA Securities.
In no case (i) is the indemnity of the Fund to be deemed to protect DFA Securities against any liability to the Fund or the shareholders of any Series to which DFA Securities or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or material breach of any representation, warranty or covenant made by DFA Securities in this Agreement, or (ii) is the Fund to be liable to DFA Securities under the indemnity agreement contained in this provision with respect to any claim made against DFA Securities or any person indemnified unless DFA Securities or other person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon DFA Securities or such other person (or after DFA Securities or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to DFA Securities or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.
The Fund shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them.
If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.
The Fund agrees to notify DFA Securities promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares or Creation Units.
b) DFA Securities agrees to indemnify, defend and hold harmless the Fund and each of its directors, officers, employees and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith, but excluding any consequential or special damages) incurred based upon the 1933 Act or any other statute or common law and arising by reason of (i) any person acquiring any Shares or Creation Units, and alleging a wrongful act of DFA Securities or any of its employees or alleging that the registration statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, insofar as the statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by or on behalf of DFA Securities, or (ii) willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.
In no case (i) is the indemnity of DFA Securities in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of material breach of any representation, warranty or covenant made by the Fund in this Agreement, or (ii) is DFA Securities to be liable under its indemnity agreement contained in this provision with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified DFA Securities in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon any person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify DFA Securities of any claim shall not relieve DFA Securities from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.
DFA Securities shall be entitled to participate, at its own expense, in the defense, or if it so elects, to assume the defense of any suit brought to enforce the claim, but if DFA Securities elects to assume the defense, the defense shall be conducted by legal counsel chosen by DFA Securities and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that DFA Securities elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If DFA Securities does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.
DFA Securities agrees to notify the Fund promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers or directors in connection with the issue and sale of any of the Fund’s Shares or Creation Units.
c) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of paragraphs (a) or (b) of this section, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section shall survive the termination of this Agreement.
(8) Term and Termination of Agreement.  Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Directors of the Fund who are not “interested persons” (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of the Board of Directors.  This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days’ written notice.
(9) Notices.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: if to the Fund, at 6300 Bee Cave Road, Building One, Austin, Texas 78746, and if to DFA

Securities, at 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(10) Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the provisions of the 1940 Act. To the extent that the laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
IN WITNESS WHEREOF, the Fund and DFA Securities have caused this Amended and Restated Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:

DFA SECURITIES LLC

By:

Dated:	March 31, 1989, as amended and
restated December 19, 2003,
December 27, 2007, April 6, 2009,
March 22, 2011,
December 15, 2021,
December 19, 2023, and
[________________], 2025